EXHIBIT 99.1

IBSG International to Acquire Jarlaine Ergonomics with Projected Sales of $6 to $9 Million in Year 1

Patent Pending Motorized Ergonomic Keyboard to Reduce Development of Carpal Tunnel Syndrome for the Estimated 185 Million Computer Users in The U.S. Alone

IBSG International, Inc., (the "Company"), (OTCBB:IGII) is pleased to announce today that it has signed a Letter of Intent (LOI) to purchase Jarlaine Ergonomics Technology, (JET, Inc.) the sole owner of the patented first motorized key board projected to reduce the development of carpal tunnel and subsequently reduce workers comp claims for carpal tunnel development on the job, the first or second most frequently filed workers compensation claim in the United States. Based on an initial target for sales in 2005-2006, the company projects sales of $6 to $9 million, and estimates 2007 sales approaching $15-18 million. No assurances can be given that such companies will be acquired or that additional revenues will result.

This patented ergonomic business technology is the only keyboard of its kind to use bio metric measurements which makes mechanical adjustments to the key board to reduce the wrist pressure and the development of carpal tunnel. The projected cost for manufacturing each unit will be approximately $14 and each unit will sell for $129.95. The Company will utilize the channel partnering agreements of its other subsidiary, Secure Blue, Inc., which sells a Sarbanes Oxley solution, SOX Pro, which is estimated to reduce D&O costs by insuring full monitoring and compliance with the legislation. The Company will also target the small-mid size businesses currently utilizing the digital commerce platform by its other subsidiary, IBS Group. This provides access to end users subscribing to the system. "This Company will fit well with our existing subsidiaries because the cross markets appeal, the size of market and the tremendous need that it fills with its patented technology. This product can protect the worker, reduce the number of workers comp claims related to Carpal Tunnel development and ultimately reduce the cost of workers comp premiums paid by companies," said Dr. Michael Rivers, CEO of IBSG International.

This innovative technology was developed by Dr. Jack Atzmon, DC, Chiropractic Specialist. "This is a very exciting time for the product and the on-going development JET, Inc. IBSG International is built on a sound foundation and with their proven strategy of cross marketing and business support form the other business technology subsidiaries, the role of the project should be highly successful," stated Dr. Atzmon. IBSG International expects to complete its due diligence and close the transaction by the first part of November 2005.

About IBSG International, Inc.:

IBSG International, Inc. ("IBSGI" or the "Company") is a holding company for three software subsidiaries: Intelligent Business Systems Group, Inc. ("IBSG"), a provider of turn-key digital service center software; Secure Blue, Inc., a Sarbanes-Oxley and security software; and, Intelligent Business Systems Development (IBSD), a software development, maintenance and data storage company.

The IBSG offers enterprise solutions designed to enhance the operating efficiency and create revenue for State Small Business Development Centers, business associations (e.g., Chambers of Commerce) and Fortune 1000 corporations through the licensing of its unique turnkey digital service center software, which provides a broad range of digital budgetary, administrative and commercial services (B2B, e-commerce, government to business and enterprise business services) on a single platform known as the Biz World Pro (copyrighted).

The Company also has a majority interest in a Joint Venture begun in January 2005 with The Knowledge Institute of New Hampshire to bring out a complementary product called myVBI (copyrighted), which utilizes BizWorldPro as its core and provides over 1000 small business services supporting the concept of a virtual business incubator.

Secure Blue, Inc. provides a robust economical Sarbanes-Oxley (SOX) compliant and security software called Secure Blue Pro. This product is targeted to small and mid cap public companies as well as private companies that work with public companies and must be in compliance with SOX as a result of working with a public company.

As software providers, system integrators and Application Service Provider, IBSG, Inc. and Secure Blue, Inc. generate their revenue from license sales, system modifications, and system support and a percentage of monthly customer fees. The typical IBSG/Secure Blue license agreement has a five-year term, but, being updated on an annual basis, is almost invariably renewed upon expiration (to date the Company has had only one licensee not renew, due to the expiration of the licensee's contract with their client).

IBSD, Inc. will provide on going support of International's other subsidiaries, IBS Group and Secure Blue. The Company provides development, system support and secure data storage. The Company will maintain offices in the US as well as India and possibly Romania where current offshore development teams exist.

Safe Harbor Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. The above information does not guarantee any successful closing of new business. No assurances can be given that any projections related to gross revenues or profit margins will be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from forecasted results. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings and other risks.

Intelligent Business Systems Group International Inc., World Headquarters (OTCBB:IGII - News):
1132 Celebration Blvd. Celebration, FL 34747; (321) 939-6321; IBSGI.COM

Contact:
For more information, contact IBSG International Inc., Celebration